                                                                       EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          INDEPENDENT BANK CORPORATION,

                              NORTH BANCORP, INC.,

                                       AND

                         FIRST NATIONAL BANK OF GAYLORD

                            DATED AS OF MARCH 4, 2004

                          AGREEMENT AND PLAN OF MERGER
                                TABLE OF CONTENTS

ARTICLE I............................................................................         1

ARTICLE II ..........................................................................         6
    2.1       The Corporate Merger...................................................         6
    2.2       Effective Time; Closing................................................         6
    2.3       Treatment of Capital Stock.............................................         6
    2.4       Shareholder Rights; Stock Transfers....................................         8
    2.5       Exchange Procedures....................................................         8
    2.6       The Bank Consolidation.................................................         9
    2.7       Additional Actions.....................................................         9

ARTICLE III..........................................................................        10
    3.1       Capital Structure......................................................        10
    3.2       Organization, Standing, and Authority of Seller........................        10
    3.3       Ownership of Seller Subsidiaries.......................................        11
    3.4       Organization, Standing, and Authority of Subsidiaries of Seller........        11
    3.5       Authorized and Effective Agreement; No Conflicts.......................        11
    3.6       Regulatory Reports.....................................................        13
    3.7       Financial Statements...................................................        13
    3.8       Material Adverse Change................................................        13
    3.9       Environmental Matters..................................................        13
    3.10      Tax Matters............................................................        14
    3.11      Legal Proceedings......................................................        15
    3.12      Compliance with Laws...................................................        15
    3.13      Certain Information....................................................        16
    3.14      Employee Benefit Plans.................................................        16
    3.15      Certain Contracts......................................................        17
    3.16      Brokers and Finders....................................................        18
    3.17      Insurance..............................................................        18
    3.18      Properties.............................................................        19
    3.19      Labor..................................................................        19
    3.20      Allowance for Loan Losses; Loan Guarantees.............................        19
    3.21      Material Interests of Certain Persons..................................        20
    3.22      No Undisclosed Liabilities.............................................        20
    3.23      Loan Portfolio.........................................................        20
    3.24      Investment Portfolio...................................................        21
    3.25      Interest Rate Risk Management Instruments..............................        21
    3.26      Conduct of Business; Interim Events....................................        21
    3.27      Duties as Fiduciary....................................................        21
    3.28      Community Reinvestment Act Compliance..................................        21
    3.29      Disclosure of Deeds, Leases, Agreements, Etc...........................        22
    3.30      Charter Provisions.....................................................        22

                                        i
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
    3.31      Names; Predecessors....................................................        23
    3.32      Director Health Care Plan..............................................        23
    3.33      Securities Documents...................................................        23
    3.34      Preferred Securities Issued by Subsidiary..............................        23

ARTICLE IV...........................................................................        23
    4.1       Organization, Standing, and Authority of Buyer.........................        23
    4.2       Organization, Standing, and Authority of Buyer Bank....................        24
    4.3       Authorized and Effective Agreement.....................................        24
    4.4       Regulatory Reports.....................................................        25
    4.5       Material Adverse Change................................................        25
    4.6       Legal Proceedings......................................................        25
    4.7       Certain Information....................................................        26
    4.8       Financial Statements...................................................        26
    4.9       Community Reinvestment Act Compliance..................................        26
    4.10      Financing..............................................................        26
    4.11      Capital Structure......................................................        26

ARTICLE V............................................................................        27
    5.1       Reasonable Best Efforts................................................        27
    5.2       Registration Statement; Proxy Statement and Prospectus.................        27
    5.3       Shareholder Meeting....................................................        27
    5.4       Regulatory Matters.....................................................        28
    5.5       Investigation and Confidentiality......................................        29
    5.6       Press Releases.........................................................        29
    5.7       Business of the Parties................................................        30
    5.8       Nonsolicitation........................................................        33
    5.9       Current Information....................................................        33
    5.10      Indemnification by Buyer; Insurance....................................        34
    5.11      Agreement to Vote Shares...............................................        34
    5.12      Transaction Expenses...................................................        35
    5.13      Employees and Employee Benefit Plans...................................        35
    5.14      Bank Consolidation.....................................................        36
    5.15      Conforming Entries.....................................................        36
    5.16      Integration of Data Processing.........................................        37
    5.17      Disclosure Supplements.................................................        37
    5.18      Failure to Fulfill Conditions..........................................        37
    5.19      Environmental Reports..................................................        37

ARTICLE VI...........................................................................        38
    6.1       Conditions Precedent - Buyer and Seller................................        38
    6.2       Conditions Precedent - Seller..........................................        39
    6.3       Conditions Precedent - Buyer...........................................        40

ARTICLE VII..........................................................................        42
    7.1       Termination............................................................        42

                                       ii
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
    7.2       Effect of Termination..................................................        43
    7.3       Waiver.................................................................        44
    7.4       Amendment or Supplement................................................        44

ARTICLE VIII.........................................................................        44
    8.1       Non Survivability of Representations and Warranties....................        44
    8.2       Entire Agreement.......................................................        44
    8.3       No Assignment..........................................................        45
    8.4       Notices................................................................        45
    8.5       Alternative Structure..................................................        46
    8.6       Interpretation.........................................................        46
    8.7       Counterparts...........................................................        46
    8.8       Governing Law..........................................................        46
    8.9       Severability...........................................................        46

    Exhibit A  Plan of Merger
    Exhibit B  Consolidation Agreement
    Exhibit C  Agreement to Vote Shares

                          AGREEMENT AND PLAN OF MERGER

         WHEREAS, the Boards of Directors of Buyer, Seller, and Seller Bank (all terms as defined in Article I below) have determined to consummate certain business combination transactions subject to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of such inducements and of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

         "Acquisition Transaction" shall mean a transaction between Seller and any person or entity other than Buyer or an affiliate of Buyer involving (a) the sale or other disposition of more than 10% of the shares of the capital stock or any class of voting securities of Seller, (b) the sale or other disposition of 25% or more of the consolidated assets or deposits of Seller or Seller Bank, or
(c) a merger or consolidation involving Seller other than the transactions described in this Agreement.

         "Agreement" shall mean this Agreement and Plan of Merger dated as of March 4, 2004, among Buyer, Seller, and Seller Bank, including all schedules, exhibits, and other attachments hereto.

         "Bank Consolidation" shall mean the consolidation of the Seller Bank with and into the Buyer Bank, under the charter of the Buyer Bank, pursuant to the Consolidation Agreement attached as Exhibit B.

         "BIF" shall mean the Bank Insurance Fund administered by the FDIC or any successor thereto.

         "Buyer" shall mean Independent Bank Corporation, a Michigan corporation.

         "Buyer Bank" shall mean Independent Bank, a Michigan banking corporation and wholly owned Subsidiary of Buyer.

         "Buyer Financial Statements" shall mean the audited consolidated statements of financial condition (including related notes and schedules, if any) of Buyer as of December 31, 2003 and 2002, and the consolidated statements of income, shareholders' equity, and cash flows (including related notes and schedules, if any) of Buyer for the years ended December 31, 2003 and 2002.

         "Buyer Stock" shall mean the common stock of Buyer, $1.00 par value per share.

         "Certificate" shall mean any certificate that, prior to the Effective Time, represented shares of Seller Stock.

         "Certificate of Merger" shall mean the Certificate of Merger to be filed with the Michigan Bureau with respect to the Corporate Merger.

         "Closing" shall mean the closing of the Corporate Merger, which shall occur at a time and place selected by Buyer, but in no event later than the tenth (10th) day of the calendar month that follows the month in which the latter of the following occurs: (i) the receipt of all Requisite Regulatory Approvals, and (ii) the approval of the Corporate Merger by the Seller's shareholders at the Shareholders Meeting, in accordance with the Michigan Business Corporation Act. Notwithstanding the foregoing, the deadline for the Closing Date is subject to extension pursuant to Section 2.3(f).

         "Closing Date" shall mean the date on which the Closing occurs.

         "Closing Equity" shall mean the total stockholders' equity of the Seller as determined under GAAP at the end of the month immediately preceding the Closing Date and excluding the securities issued to Seller by Gaylord Partners, Limited Partnership.

         "Closing Price of Buyer Stock" shall mean the per share average of the last reported sale price of a share of Buyer Stock, as quoted on the NASDAQ National Market System, for the twenty (20) consecutive full trading days ending at the close of trading on the last trading day immediately prior to the Closing Date.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Commissioner" means the Commissioner of the Michigan Office of Financial and Insurance Services.

         "Corporate Merger" shall mean the merger of Seller with and into Buyer, with Buyer surviving.

         "CRA" shall mean the Community Reinvestment Act.

         "Director Health Care Plan" shall mean the Seller's defined benefit plan that provides post retirement health care benefits to certain retired directors, current directors and their spouses.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Time" shall mean the effective time of the Corporate Merger, as specified in the Certificate of Merger.

         "Environmental Claim" shall mean any written notice from any Governmental Entity or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs,

                                       2
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governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

         "Environmental Laws" shall mean any federal, state, or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation, or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life, or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, or disposal of Materials of Environmental Concern. The term Environmental Law includes (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. Section 9601, et seq); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901, et seq); the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, et seq); the Emergency Planning and Community Right to Know Act, as amended (42 U.S.C.
Section 1101, et seq); the Safe Drinking Water Act, as amended (42 U.S.C.
Section 300f, et seq); and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" shall mean EquiServe Trust Company, N.A.

         "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

         "FDIC" shall mean the Federal Deposit Insurance Corporation.

         "FHLB" shall mean the Federal Home Loan Bank of Indianapolis.

         "FRS" shall mean the Board of Governors of the Federal Reserve System.

         "GAAP" shall mean generally accepted accounting principles.

         "Governmental Entity" shall mean any federal or state court, administrative agency, commission, or other governmental authority or instrumentality.

         "Include" (whether or not capitalized) shall mean "include without limitation."

         "IRS" shall mean the Internal Revenue Service or any successor thereto.

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         "Material Adverse Effect" shall mean, with respect to any Party, any effect that is material and adverse to the financial condition, results of operations, business, and/or prospects of that Party and its Subsidiaries taken as whole, or that materially impairs the ability of any Party to consummate the Corporate Merger or any other transaction described in this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in GAAP that are generally applicable to the banking industry,
(b) expenses incurred in connection with the transactions contemplated by this Agreement, (c) actions or omissions of a Party (or any of its Subsidiaries) taken with the prior informed written consent of the other Party or Parties in contemplation of the transactions contemplated by this Agreement, or (d) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

         "Materials of Environmental Concern" shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

         "MBCA" shall mean the Michigan Business Corporation Act, as amended.

         "Michigan Bureau" shall mean the Michigan Department of Labor and Economic Growth, Bureau of Commercial Services.

         "NASD" shall mean the National Association of Securities Dealers, Inc., or any successor thereto.

         "OCC" shall mean the Office of the Comptroller of the Currency.

         "Parties" shall mean Buyer, Seller, and Seller Bank.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Per Share Stock Consideration" shall mean a number of shares of Buyer Stock equal to the quotient obtained by dividing (i) the Total Merger Consideration divided by 532,896, by (ii) the Closing Price of Buyer Stock.

         "Plan of Merger" shall mean the form of Plan of Merger by and between Buyer and Seller attached as Exhibit A to this Agreement.

         "Proxy Statement" shall mean the proxy statement to be delivered to shareholders of Seller in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby.

         "Registration Statement" shall have the meaning assigned in Section
5.2.

         "Regulatory Authority" shall mean, collectively, the DOJ, FRS, FDIC, OCC and the Commissioner.

         "Requisite Regulatory Approvals" shall mean all consents and approvals required from all Regulatory Authorities or other Governmental Entities having jurisdiction over the Parties as shall be necessary for the completion of the Corporate Merger and the continuation by Buyer after the Effective Time of the business of each of Seller and Seller Bank, respectively, as such business is carried on immediately prior to the Effective Time.

         "Rights" shall mean warrants, options, rights, convertible securities, and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements, and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

         "Securities Laws" shall mean the Securities Act, the Exchange Act, and the rules and regulations of the SEC promulgated thereunder.

         "Seller" shall mean North Bancorp, Inc., a Michigan corporation.

         "Seller Bank" shall mean First National Bank of Gaylord, a national banking corporation and wholly owned Subsidiary of Seller.

         "Seller Employee Plans" shall mean all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus, or group insurance contract, or any other incentive, health and welfare, or employee benefit plan or agreement maintained for the benefit of employees or former employees of Seller, or any Subsidiary of Seller, whether written or oral.

         "Seller Financial Statements" shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of Seller as of December 31, 2002 and 2001, and the consolidated statements of income, shareholders' equity, and cash flows (including related notes and schedules, if any) of Seller for the years ended December 31, 2002 and 2001,
(ii) the unaudited consolidated statements of financial condition and the consolidated statements of income, shareholders' equity, and cash flows of Seller with respect to the period ended September 30, 2003, and (iii) any financial statements of Seller and/or any of its Subsidiaries delivered to Buyer after the date of this Agreement, but prior to the Effective Time, including the financial statements to be delivered pursuant to Section 5.9(a).

         "Seller Stock" shall mean the common stock of Seller, par value $1.00 per share.

         "Subsidiary" and "Significant Subsidiary" shall have the meanings set forth in Rule 1-02 of Regulation S-X of the SEC.

         "Surviving Corporation" shall mean Buyer after the Corporate Merger.

         "Total Merger Consideration" shall mean the amount of $8,526,336, subject to adjustment pursuant to Sections 2.3, 5.13, and 5.19.

                                   ARTICLE II
                                   THE MERGERS

2.1      The Corporate Merger

         (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Seller shall be merged into Buyer in accordance with the provisions of Section 701 of the MBCA and the Plan of Merger, and the separate corporate existence of Seller shall cease. Buyer shall be the Surviving Corporation of the Corporate Merger and shall continue its corporate existence under the laws of the State of Michigan. The name of the Surviving Corporation shall be as stated in the Articles of Incorporation of Buyer immediately prior to the Effective Time.

         (b) The Articles of Incorporation and Bylaws of Buyer as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

         (c) The directors and officers of Buyer immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

2.2      Effective Time; Closing

         The Corporate Merger shall become effective at the Effective Time, which shall be the close of business on the date specified by Buyer, but not later than the last day of the month in which the Closing occurs. The Certificate of Merger shall be filed as soon after the Closing as is practicable.

2.3      Treatment of Capital Stock

         (a) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Corporate Merger and without any action on the part of either Buyer, Seller, any shareholder of either Buyer or Seller, or any other party:

                  (i) Each share of Buyer Stock issued and outstanding immediately prior to the Effective Time shall continue unchanged as the same share of Buyer Stock.

                  (ii) Each share of Seller Stock issued and outstanding immediately prior to the Effective Time, other than shares canceled pursuant to
Section 2.3(d) below, shall be converted into the right to receive the Per Share Stock Consideration.

         (b) If either Buyer or Seller changes (or establishes a record date for changing) the number of shares of Buyer Stock or the number of shares of Seller Stock issued and outstanding as of the date of this Agreement as a result of a stock dividend, stock split, recapitalization, reclassification, combination, or similar transaction with respect to such issued and outstanding shares, and the record date for such transaction is after the date of this Agreement and prior to the Effective Time, then the Per Share Stock Consideration shall be appropriately and proportionately adjusted such that the aggregate consideration to be paid by Buyer to holders of shares of Seller Stock pursuant to Section 2.3(a) above would be the same as would have been paid if the Effective Time had been the close of business on the date of this Agreement.

         (c) No fractional shares of Buyer Stock shall be issued. Each holder of Seller Stock who would otherwise be entitled to receive a fractional share of Buyer Stock pursuant to Section 2.3(a) shall instead be entitled to receive cash (in the form of a check) in an amount equal to the product resulting from multiplying such fraction (rounded to the nearest tenth of a share) by the Closing Price of Buyer Stock.

         (d) Any and all shares of Seller Stock owned by any of the Parties or any of their respective Subsidiaries, other than shares held in a fiduciary capacity that are beneficially owned by third parties and other than shares owned as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange for such shares.

         (e) If the Closing Equity is less than $ 3,800,000 (the "Minimum Equity"), then the Total Merger Consideration shall be reduced dollar for dollar by the difference between the Minimum Equity and the Closing Equity. If the Closing Equity is greater than or equal to the Minimum Equity, then there will not be an adjustment to the Total Merger Consideration pursuant to this subsection (e)

         (f) Seller shall deliver to Buyer Seller's determination of the Closing Equity within five days after Buyer notifies Seller of the Closing Date; provided, however, that if the Closing Date is to occur in the calendar month following the month in which Buyer notifies Seller of the Closing Date, then Seller shall deliver its determination of the Closing Equity within the first five days of the month in which the Closing Date is to occur. Buyer shall then have five days from its receipt of Seller's determination of the Closing Equity to notify Seller if Buyer disputes Seller's determination of the Closing Equity and the basis for the dispute. If Buyer fails to notify Seller of a dispute within such five day period, then Seller's determination of the Closing Equity shall be deemed to be final. If, however, Buyer notifies Seller of a dispute with Seller's determination of the Closing Equity within such five day period, then the determination of Closing Equity shall be immediately submitted (and, in any event, within three days of Buyer's notice to Seller of Buyer's dispute with respect to the Closing Equity) to Ernst & Young LLP, who shall be instructed to determine the Closing Equity within five business days of their engagement by Seller and Buyer. The determination by Ernst & Young LLP of the Closing Equity shall be final and binding upon the parties. The fees payable to Ernst & Young LLP in connection with such determination shall be paid by the party (either Buyer or Seller) whose determination of the Closing Equity was furthest from the determination made by Ernst & Young LLP, or equally by Buyer and Seller in the event the determination made by Ernst & Young LLP is equidistant between the determinations made by Buyer and Seller. If Buyer objects to Seller's determination of the Closing Equity pursuant to this subsection, then the deadline for the

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

Closing Date shall be extended until three business days after receiving the final determination of Closing Equity from Ernst & Young LLP.

2.4      Shareholder Rights; Stock Transfers

         At the Effective Time, holders of Seller Stock shall cease to be and shall have no rights as shareholders of Seller, other than to receive the Per Share Stock Consideration for each share of Seller Stock held. After the Closing, there shall be no transfers on the stock transfer books of Seller or the Surviving Corporation of shares of Seller Stock and if Certificates are presented to either Seller or the Surviving Corporation for transfer after the Closing, they shall be delivered to Buyer or the Exchange Agent for cancellation against delivery of the Per Share Stock Consideration. No interest shall be paid on the Per Share Stock Consideration.

2.5      Exchange Procedures

         (a) Within fifteen (15) business days after the Effective Time, Buyer shall cause the Exchange Agent to mail or make available to each holder of record of any Certificate issued and outstanding as of the close of business on the Closing Date a notice and letter of transmittal disclosing the effectiveness of the Corporate Merger and the procedure for exchanging a Certificate for the Per Share Stock Consideration. Such letter of transmittal shall specify that delivery shall be effected and risk of loss and title shall pass only upon proper delivery of Certificates to the Exchange Agent.

         (b) At the Effective Time, Buyer shall make available to the Exchange Agent an amount of cash and a number of shares of Buyer Stock sufficient to make payments of the Per Share Stock Consideration (and cash in lieu of fractional shares of Buyer Stock) for each outstanding share of Seller Stock.

         (c) Each holder of any outstanding Certificate who surrenders such Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent and no earlier than the Effective Time, be entitled to the Per Share Stock Consideration for each share represented by such Certificate. The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to affect an orderly exchange in accordance with normal exchange practices. Each outstanding Certificate that is not surrendered to the Exchange Agent shall, except as otherwise provided in this Agreement, evidence ownership of only the right to receive the Per Share Stock Consideration for each share represented by any such Certificate.

         (d) The Exchange Agent shall not be obligated to deliver the Per Share Stock Consideration until the holder surrenders a Certificate or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by the Exchange Agent or Buyer. The Exchange Agent shall not deliver any Per Share Stock Consideration to any person until the Effective Time has occurred. If any check or share of Buyer Stock is to be issued in a name other than that in which the Certificate is registered or issued, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a check or share of Buyer Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (e) Any portion of the cash or shares of Buyer Stock delivered to the Exchange Agent by Buyer that remains unclaimed by the shareholders of Seller for one year after the Closing Date shall be delivered by the Exchange Agent to Buyer. Any shareholders of Seller who have not theretofore surrendered their Certificates shall thereafter look only to Buyer for any Per Share Stock Consideration. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Entity, the unclaimed items shall, to the extent permitted by abandoned property, escheat, and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any holder of Seller Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat, or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those persons entitled to receive the Per Share Stock Consideration. Seller's stock transfer books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of Seller Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Per Share Stock Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

         (f) Buyer shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to any holder of a Certificate, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local, or foreign tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate in respect of which such deduction and withholding was made.

2.6      The Bank Consolidation

         Within five (5) business days following the Effective Time, Seller Bank shall be consolidated and merged with and into Buyer Bank, under the charter of Buyer Bank, pursuant to the Consolidation Agreement attached as Exhibit B.

2.7      Additional Actions

         If, at any time after the Effective Time, Buyer shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in Buyer right, title, or interest in, to, or under any of the rights, properties, or assets of Seller acquired or to be acquired by Buyer as a result of, or in connection with, the Corporate Merger or any other transaction described in this Agreement, or (ii) otherwise carry out the purposes of this Agreement, Seller and Seller Bank and their respective proper officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, and assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in Buyer and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Buyer are fully authorized in the name of Seller and Seller Bank or otherwise to take any and all such action.

                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER BANK

         Seller and Seller Bank jointly and severally represent and warrant to Buyer as follows:

3.1      Capital Structure

         The authorized capital stock of Seller consists of 3,000,000 shares of Seller Stock, which is the only class of capital stock that Seller is authorized to issue. As of the date of this Agreement, 532,896 shares of Seller Stock are issued and outstanding. There are no other shares of stock of Seller outstanding. All issued and outstanding shares of Seller Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Seller Stock have been issued in violation of the preemptive rights of any person, firm, or entity. There are no Rights authorized, issued, or outstanding with respect to the capital stock of Seller as of the date of this Agreement. Seller has not established a record date for any stock dividend, stock split, recapitalization, reclassification, combination, or similar transaction that has not become effective prior to the date of this Agreement. Seller has no obligation (contingent or otherwise) to purchase, redeem, or otherwise acquire any of its securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

3.2      Organization, Standing, and Authority of Seller

         Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Seller is a bank holding company, duly registered under the Bank Holding Company Act of 1956, as amended, and subject to the regulation and supervision by the FRS. Seller has delivered to Buyer true and complete copies of the Articles of Incorporation and Bylaws of Seller as in effect as of the date of this Agreement. The minute books and other corporate books and records of Seller and all of its Subsidiaries, as previously made available to Buyer (and as shall be delivered to Buyer at Closing), are true, correct, and complete in all respects.

3.3      Ownership of Seller Subsidiaries

         Set forth on Schedule 3.3 is a list of the name, jurisdiction of incorporation, and percentage ownership of each direct or indirect Subsidiary of Seller. Seller Bank is Seller's only Significant Subsidiary. Except for (x) capital stock of Subsidiaries of Seller, (y) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, and (z) securities and other interests set forth on Schedule 3.3, Seller does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture, or other organization, other than investment securities representing not more than 5% of any entity. The outstanding shares of capital stock or other ownership interests of each Subsidiary of Seller have been duly authorized and validly issued, are fully paid and nonassessable (except to the extent the stock of Seller Bank is assessable by the OCC pursuant to Section 55 of the National Bank Act, 12 U.S.C. Section 1 et seq.), and are owned by Seller free and clear of all liens, claims, encumbrances, charges, pledges, restrictions, or rights of third parties of any kind whatsoever. No Rights are authorized, issued, or outstanding with respect to the capital stock or other ownership interests of any Subsidiary of Seller and there are no agreements, understandings, or commitments relating to the right of Seller to vote or to dispose of such capital stock or other ownership interests.

3.4      Organization, Standing, and Authority of Subsidiaries of Seller

         (a) Seller Bank is a national banking association duly organized, validly existing, and in good standing under the laws of the United States of America pursuant to a charter issued by the OCC with full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. Seller Bank is not required to be duly licensed or qualified to do business in any foreign jurisdiction. Seller Bank is a member of the Federal Reserve. The deposit accounts of Seller Bank are insured by the BIF to the maximum extent permitted by the FDIA, and Seller Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder. Seller has delivered to Buyer true and complete copies of the Articles of Association and Bylaws of Seller Bank as in effect as of the date of this Agreement.

         (b) Each Subsidiary of Seller, other than Gaylord Partners, Limited Partnership, is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan or the United States of America with full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. No Subsidiary of Seller is required to be duly licensed or qualified to do business in any foreign jurisdiction. Gaylord Partners, Limited Partnership is a Michigan limited partnership duly organized, validly existing, and in good standing under the laws of the State of Michigan with full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted.

3.5      Authorized and Effective Agreement; No Conflicts

         (a) Each of Seller and Seller Bank has all requisite power and authority to enter into this Agreement and (subject to receipt of all Requisite Regulatory Approvals and, with respect to Seller, the approval of Seller's shareholders of this Agreement) to perform all of their respective obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been approved by the Boards of Directors of Seller and Seller Bank and have been duly authorized and approved by all necessary corporate action in respect thereof on the part of Seller and Seller Bank, except for the approval of this Agreement by Seller's shareholders. This Agreement has been duly and validly executed and delivered by Seller and Seller Bank and, assuming due authorization, execution, and delivery by Buyer, constitutes a legal, valid, and binding obligation of each of Seller and Seller Bank, enforceable against each of them in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or by the appointment of a conservator by the FDIC.

         (b) Neither the execution and delivery of this Agreement, nor completion of the transactions contemplated hereby, nor compliance by Seller and Seller Bank with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Seller or the equivalent documents of any Subsidiary of Seller, (ii) violate, conflict with, or result in a breach of any term, condition, or provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon any property or asset of Seller or any Subsidiary of Seller pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Seller or any Subsidiary of Seller is a party, or by which any of their respective properties or assets may be bound or affected, (iii) subject to receipt of all Requisite Regulatory Approvals and the requisite approval of the shareholders of Seller, violates any order, writ, injunction, decree, statute, rule, or regulation applicable to Seller or any Subsidiary of Seller, or (iv) result in termination or any impairment of any permit, license, franchise, contractual right, or other authorization maintained or required to be maintained by Seller or any of its Subsidiaries.

         (c) Except for (i) the Requisite Regulatory Approvals, (ii) the adoption of this Agreement and the approval of the Plan of Merger by the holders of a majority of the outstanding shares of Seller Stock, (iii) the filing of the Certificate of Merger with the Michigan Bureau in connection with the Corporate Merger, and (iv) review of the Corporate Merger by the DOJ under federal antitrust laws, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Seller or Seller Bank in connection with (x) the execution and delivery by Seller and Seller Bank of this Agreement, or (y) the completion of the Corporate Merger.

         (d) As of the date of this Agreement, neither Seller nor Seller Bank is aware of any reasons relating to Seller or Seller Bank (including CRA compliance) why all Requisite Regulatory Approvals shall not be procured free of any conditions or requirements which could materially impair the value of Seller to Buyer.

3.6      Regulatory Reports

         Each of Seller and Seller Bank has duly filed with each Regulatory Authority and any other applicable Governmental Entity all reports, notices, and other documents required to be filed under applicable laws and regulations. All such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable laws and regulations. Except as set forth on Schedule 3.6, in connection with the most recent examinations of Seller and Seller Bank by the FRS and the OCC, neither Seller nor Seller Bank was required to correct or change any action, procedure, or proceeding which Seller or Seller Bank believes has not been corrected or changed as required.

3.7      Financial Statements

         Seller has previously delivered or made available to Buyer accurate and complete copies of the Seller Financial Statements, the audited portions of which are accompanied by the audit reports of Plante & Moran, PLLC, independent certified public accountants with respect to Seller. The Seller Financial Statements (i) are true, complete, and correct in all material respects, (ii) have been prepared in conformity with GAAP, consistently applied during the periods involved, except as stated therein, and (iii) fairly present the consolidated financial position and results of operations of Seller and its Subsidiaries, on a consolidated basis, on the dates and for the periods indicated therein. The Seller Financial Statements do not include any material assets or omit to state any material liability or other facts, the inclusion or omission of which renders the Seller Financial Statements, in light of the circumstances under which they were made, misleading in any material respect. The audits of Seller and its Subsidiaries have been conducted, in all material respects, in accordance with generally accepted auditing standards. The books and records of Seller and its Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect all dealings and transactions in respect of the business, assets, liabilities, and affairs of Seller and its Subsidiaries.

3.8      Material Adverse Change

         Except as set forth on Schedule 3.8, since December 31, 2002, (i) Seller and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding for the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby), and
(ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Seller.

3.9      Environmental Matters

         (a) Seller and its Subsidiaries are in compliance with all Environmental Laws with respect to real estate owned or occupied by Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries has received any communication alleging that Seller or any such Subsidiary is not in such compliance and, to the best knowledge of Seller, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

         (b) To the best of Seller's knowledge, none of the properties owned or occupied by Seller or any of its Subsidiaries has been or is in violation of or liable under any Environmental Law.

         (c) There are no past or present actions, activities, circumstances, conditions, events, or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against Seller or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim Seller or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

         (d) Except as set forth on Schedule 3.9, Seller has not conducted any environmental studies during the past five (5) years with respect to any properties owned or occupied by Seller or any of its Subsidiaries. Seller has delivered to Buyer true, correct, and complete copies of all reports and studies listed on Schedule 3.9.

3.10     Tax Matters

         (a) Seller and its Subsidiaries have timely filed all federal, state, and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property, and other tax returns, including the Michigan Single Business Tax returns, required by applicable law to be filed by them (including estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither Seller nor any of its Subsidiaries will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

         (b) All federal, state, and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property, and other tax returns filed by Seller and its Subsidiaries are complete and accurate in all material respects. Neither Seller nor any of its Subsidiaries is delinquent in the payment of any tax, assessment, or governmental charge or has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof. There are currently no agreements in effect with respect to Seller or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any tax. As of the date of this Agreement, no audit, examination, or deficiency or refund litigation with respect to any such return is pending or, to the best of Seller's knowledge, threatened.

         (c) Neither Seller nor any of its Subsidiaries (i) is a party to any agreement providing for the allocation or sharing of taxes, (ii) is required to include in income any adjustment pursuant to

Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Seller or any of its Subsidiaries (nor does Seller have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

3.11     Legal Proceedings

         Except as set forth on Schedule 3.11, there are no actions, suits, claims, governmental investigations, or proceedings instituted, pending or, to the best knowledge of Seller, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against Seller or any of its Subsidiaries or against any asset, interest, or right of Seller or any of its Subsidiaries, or against any officer, director, or employee of any of them. Neither Seller nor any of its Subsidiaries is a party to any order, judgment, or decree that is reasonably likely to have a Material Adverse Effect on Seller. A copy of each audit letter response received by Seller from any attorneys for Seller or any of its Subsidiaries in connection with the preparation of Seller's financial statements or otherwise since December 31, 2001, relating to any litigation pending as of the date of this Agreement to which Seller or any of its Subsidiaries is a party and which deems Seller or any of its Subsidiaries as a defendant or cross-defendant, and a brief summary report of any such litigation that is not discussed in any such audit letter responses, are attached to
Schedule 3.11.

3.12     Compliance with Laws

         (a) Each of Seller and its Subsidiaries has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted. All such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and will not be adversely affected by virtue of the completion of the Corporate Merger. To the best knowledge of Seller, no suspension or cancellation of any of the same is threatened.

         (b) Neither Seller nor any of its Subsidiaries is in violation of its respective Articles of Incorporation, Bylaws, or other charter documents, or in material violation of any applicable federal, state, or local law or ordinance or any order, rule, or regulation of any Governmental Entity (including all regulatory capital requirements), truth-in-lending, usury, fair credit reporting, equal credit opportunity, community reinvestment, redlining, loan insurance and guarantee programs, consumer protection, securities, safety, health, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations, or in default with respect to any order, writ, injunction, or decree of any court, or in default under any order, license, regulation, or demand of any Governmental Entity, except as set forth on
Schedule 3.12(b). Neither Seller nor any of its Subsidiaries has received any notice or communication from any Governmental Entity asserting that Seller or any of its Subsidiaries is in violation of any of the foregoing, except as set forth on Schedule 3.12(b). Except as set forth on Schedule 3.12(b), neither Seller nor any of its Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding, or written commitment (other than those of general applicability issued by Governmental Entities), and none of them has received any written communication requesting that it enter into any of the foregoing or that any existing item listed on Schedule 3.12(b) will be amended or modified in any way. Seller has delivered true and complete copies of each item listed on Schedule 3.12(b) to Buyer. Except as set forth on Schedule 3.12(b), Seller and each of its Subsidiaries are in compliance with each item listed on Schedule 3.12(b).

3.13     Certain Information

         None of the information relating to Seller or any of its Subsidiaries in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of Seller and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. Neither this Agreement nor any schedule, statement, list, certificate, or other written information furnished or to be furnished by Seller in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

3.14     Employee Benefit Plans

         (a) Set forth on Schedule 3.14 is a list of all Seller Employee Plans. Seller has delivered to Buyer accurate and complete copies of each of such Seller Employee Plans (including amendments and agreements relating thereto) together with, in the case of tax-qualified plans, (i) the most recent financial reports prepared with respect thereto, (ii) the most recent annual reports filed with any Governmental Entity with respect thereto, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain thereto.

         (b) Neither Seller nor any of its Subsidiaries has maintained a defined benefit pension plan, as defined in ERISA Section 3(35), since 1990, and any such defined pension plans maintained before that date have been terminated and liquidated in compliance with procedures imposed by the Code and ERISA. Seller has furnished Buyer with applicable letters from the IRS and the PBGC.

         (c) Neither Seller nor any of its Subsidiaries participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

         (d) Seller has applied for but has not yet received a determination letter from the IRS with respect to each Seller Employee Plan that is intended to qualify under Section 401 of the Code to the effect that such Seller Employee Plan and associated trust include all applicable provisions required by the Code and that the trust associated with such Seller Employee Plan is exempt from tax under Section 501 of the Code. Seller does not know of any ground on which such letter would not be issued. Neither Seller nor any of its Subsidiaries has any liability under any such Seller Employee Plans that is not reflected in the Seller Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

         (e) No transaction prohibited by Section 406 of ERISA (and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Seller Employee Plan that would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on Seller.

         (f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date of this Agreement, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date of this Agreement and prior to the Effective Time, under the terms of each Seller Employee Plan or ERISA.

         (g) The Seller Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings, and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. All contributions required to be made to Seller Employee Plans as of the date of this Agreement have been made, and all contributions required to be made to Seller Employee Plans as of the Effective Time will have been made as of such time.

         (h) There are no pending or, to the best knowledge of Seller, threatened claims (other than routine claims for benefits) by, on behalf of, or against any Seller Employee Plans or any trust related thereto or any fiduciary thereof. No administrative investigation, audit or other administrative proceeding by the United States Department of Labor, the PBGC, the IRS or other Federal or state governmental agencies are pending, in progress, or, to the best of Seller's knowledge, threatened.

3.15     Certain Contracts

         (a) Except as set forth on Schedule 3.15(a), neither Seller nor any of its Subsidiaries is a party to, is bound or affected by, receives, or is obligated to pay, benefits under (i) any agreement, arrangement, or commitment, including any agreement, indenture, or other instrument, relating to the borrowing of money by Seller or any of its Subsidiaries (other than, in the case of Seller Bank, deposits, FHLB advances, federal funds purchased, and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by Seller or any of its Subsidiaries of any obligation, other than by Seller Bank in the ordinary course of its banking business; (ii) any agreement, arrangement, or commitment relating to the employment of a consultant or the employment, election, or retention in office of any present or former director, officer, or employee of Seller or any of its Subsidiaries; (iii) any agreement, arrangement, or understanding (other than as set forth in this Agreement) pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer, or employee of Seller or any of its Subsidiaries upon execution of this Agreement or upon or following completion of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement, or understanding pursuant to which Seller or any of its Subsidiaries is obligated to indemnify any director, officer, employee, or agent of Seller or any of its Subsidiaries, other than as set forth in Seller Employee Plans and in the Articles of Incorporation and

Bylaws of Seller and its Subsidiaries; (v) any agreement, arrangement, or understanding to which Seller or any of its Subsidiaries is a party or by which any of the same is bound that limits the freedom of Seller or any of its Subsidiaries to compete in any line of business or with any person; (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order, or condition of any regulatory order or decree with or by any Regulatory Authority (other than those of general applicability); (vii) any bonus, pension, profit sharing, retirement, stock option, stock purchase, hospitalization, insurance, or other similar plan providing for benefits for any current or former employees. officers, or directors of Seller or any of its Subsidiaries; (viii) any lease, installment purchase agreement, or other contract with respect to any property (whether real or personal or mixed) used or proposed to be used in Seller's or any of its Subsidiaries' operations; (ix) any contract or agreement for the purchase or disposition of material, supplies, equipment, or services that has a remaining term in excess of one year or that requires aggregate expenditures in excess of $10,000 in any consecutive 12-month period of the contract; (x) any contract or agreement that by its terms requires the consent of any party thereto to the consummation of the transactions contemplated by this Agreement; or (xi) any contract, except ordinary and customary banking relationships, with any executive officer, director, or holder of more than 5% of outstanding Seller Stock.

         (b) Except as set forth on Schedule 3.15(b), neither Seller nor any of its Subsidiaries is in default or in non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its assets, business, or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise, and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default or non-compliance.

         (c) Each of Seller and its Subsidiaries has all licenses and approvals required by contracts with third parties that are required in order to permit each to carry on its business as it is presently being conducted.

3.16     Brokers and Finders

         Except for payments due to Donnelly Penman & Partners for services rendered in connection with the transactions contemplated by this Agreement, which payments do not and will not exceed $221,000, neither Seller nor any of its Subsidiaries nor any of their respective directors, officers, or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

3.17     Insurance

         Set forth on Schedule 3.17 is an accurate and complete list (including the name of the insurer and the amounts, types, and dates of coverage) of each insurance policy that covers Seller and/or any of its Subsidiaries and/or any of their respective businesses, properties, assets, directors, or employees (including self-insurance). All of such policies are in full force and effect, all premiums due to date on such policies have been paid, and Seller and each of its Subsidiaries is otherwise in compliance in all material respects with the terms and provisions of such policies. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which Seller and its Subsidiaries and their respective properties and assets have been normally exposed in the ordinary course of business. Each of Seller and its Subsidiaries has maintained all insurance required by applicable laws and regulations.

3.18     Properties

         Schedule 3.18 contains a list of all real property owned, leased, or occupied by Seller or any of its Subsidiaries. All such real property and all personal property owned or used by Seller or any of its Subsidiaries in its respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Seller and its Subsidiaries in the ordinary course of business consistent with their past practices. Seller and its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities (other than equities of redemption under applicable foreclosure laws), to all of its properties and assets, real and personal, except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title that, individually and on an aggregate basis, are not likely to have a Material Adverse Effect on Seller, and (iv) as reflected in the Seller Financial Statements. All real and personal property that is material to Seller's business and the business of its Subsidiaries on a consolidated basis and leased or licensed by Seller or any of its Subsidiaries is held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms. All rents and other amounts due under such leases and licenses have been paid; neither Seller nor any of its Subsidiaries is in material default in any of their covenants or obligations under any such lease or license; all such leases and licenses are unmodified and in full force and effect; and none of such leases or licenses will terminate or lapse prior to the Effective Time. All improved real property owned or leased by Seller or any of its Subsidiaries is in compliance with all applicable zoning laws. Seller is currently insured under owner's title insurance policies showing title in Seller or one of its Subsidiaries for all real estate owned by Seller or any of its Subsidiaries in amounts not less than the purchase price as of the time such property was acquired.

3.19     Labor

         No work stoppage involving Seller or any of its Subsidiaries is pending or, to the best knowledge of Seller, threatened. Neither Seller nor any of its Subsidiaries is involved in or, to the best knowledge of Seller, threatened with or affected by, any labor dispute, arbitration, lawsuit, or administrative proceeding involving the employees of Seller or any of its Subsidiaries. No employees of Seller or any of its Subsidiaries are represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of Seller's knowledge, there have been no efforts to unionize or organize any employees of Seller or any of its Subsidiaries during the past five years.

3.20     Allowance for Loan Losses; Loan Guarantees

         In the opinion of Seller's management and to the best of Seller's knowledge, the allowances for loan losses reflected on Seller's consolidated statements of financial condition included in the Seller Financial Statements have been calculated, in all material respects, as of their respective dates, in a manner consistent with the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans, net of recoveries. The real estate owned reflected in the Seller Financial Statements is carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP. To the best of Seller's knowledge, all material guarantees of indebtedness owed to Seller or any of its Subsidiaries, including, but not limited to, those of the Federal Housing Administration, the Small Business Administration, the Farmers Home Administration, or other federal agencies, are valid and enforceable in accordance with their respective terms.

3.21     Material Interests of Certain Persons

         No officer or director of Seller or any of its Subsidiaries or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such person has any material interest in any material contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller or any of its Subsidiaries.

3.22     No Undisclosed Liabilities

         Neither Seller nor any of its Subsidiaries has any liabilities, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due, including any liability for taxes (and there is no past or present fact, situation, circumstance, condition, or other basis for any present or future action, suit, proceeding, hearing, charge, complaint, claim, or demand against Seller or any of its Subsidiaries giving rise to any such liability) except and to the extent (i) reflected, disclosed, or provided for in the Seller Financial Statements, (ii) of liabilities incurred in the ordinary course of business since the date of this Agreement, and (iii) of liabilities incurred in connection with completion of the transactions contemplated by this Agreement.

3.23     Loan Portfolio

         To the best of Seller's knowledge, except as set forth on Schedule 3.23, all loans and discounts shown on the Seller Financial Statements or that were entered into after the date of the most recent balance sheet included in the Seller Financial Statements were and shall be made for good, valuable, and adequate consideration in the ordinary course of the business of Seller and its Subsidiaries, in accordance with sound banking practices, and are not subject to any known defenses, set-offs, or counter-claims, including any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, solvency, or similar laws or by general principles of equity. To the best of Seller's knowledge, except as set forth on Schedule 3.23, the notes or other evidence of indebtedness evidencing such loans and all forms of pledges, mortgages, and other collateral documents and security agreements are valid, true, and genuine and perfected and what they purport to be. Seller and its Subsidiaries have complied and shall, prior to the Effective Time, comply with all material laws and regulations relating to such loans.

3.24     Investment Portfolio

         All investment securities held by Seller or any of its Subsidiaries, as reflected in the consolidated balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with GAAP, specifically including but not limited to, Financial Accounting Standard 115.

3.25     Interest Rate Risk Management Instruments

         Schedule 3.25 sets forth a list of all interest rate swaps, caps, floors, option agreements, or other interest rate risk management arrangements or agreements to which Seller or any of its Subsidiaries is a party or has any obligations or rights. All such arrangements and agreements were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations, and policies and with counter parties believed to be financially responsible at the time and are legal, valid, and binding obligations of Seller or its Subsidiary in force in accordance with their terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforceability of creditors rights generally from time to time and effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion), and are in full force and effect. Seller and its Subsidiaries have duly performed all of their respective obligations thereunder to the extent that such obligations to perform have accrued; and, to the best of Seller's knowledge, there are no breaches, violations, or defaults or allegations or assertions of such by any party thereunder.

3.26     Conduct of Business; Interim Events

         Since December 31, 2002, Seller and its Subsidiaries have conducted their respective businesses only in the ordinary course of business. Since September 30, 2003, neither Seller nor any of its Subsidiaries has paid or declared any dividend or made any other distribution to shareholders or taken any action which, if taken after the date of this Agreement, would require the prior written consent of Buyer pursuant to Section 5.7 below.

3.27     Duties as Fiduciary

         Seller Bank, in its capacity as trustee, escrow agent, executor, administrator, custodian, guardian, receiver, or other fiduciary, has performed all of its material duties in accordance with all legal standards applicable to such duties, whether imposed by contract, statute, or common law.

3.28     Community Reinvestment Act Compliance

         Neither Seller nor Seller Bank has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Seller Bank has received a CRA rating of satisfactory or better from the FDIC. Seller knows of no fact or circumstance or set of facts or circumstances that would cause Seller Bank to fail to comply with such provisions or to cause the CRA rating of Seller Bank to fall below satisfactory.

3.29     Disclosure of Deeds, Leases, Agreements, Etc.

         Seller has furnished to Buyer true and complete copies of the following documents:

         (a) Deeds or other relevant title documents relating to all real estate currently owned by Seller or any of its Subsidiaries in the conduct of their businesses and a complete and correct list of all items of personal property which had a net after depreciation book value in excess of $10,000 as of December 31, 2002, reflected in the books and records of Seller as being owned by Seller or any of its Subsidiaries (including those reflected in the balance sheet of Seller as of December 31, 2002, except as since disposed of in the ordinary course of business).

         (b) All leases pursuant to which Seller or any of its Subsidiaries leases real or personal property, excepting leases as to personal property under which the aggregate lease payments do not exceed $10,000 for the current term of the lease.

         (c) (i) All contracts and agreements with respect to any real property used or proposed to be used in the operations of Seller or any of its Subsidiaries which obligate Seller or any of its Subsidiaries to make aggregate annual payments in excess of $10,000 or are not terminable at least annually without penalty; (ii) all material data processing agreements, service agreements, consulting agreements, or any similar arrangements not terminable by Seller or any of its Subsidiaries upon thirty (30) days or less notice without penalties; and (iii) all contracts or agreements for the purchase or disposition of material, equipment, supplies, or other personal property or the purchase of services which obligate Seller or any of its Subsidiaries to make aggregate payments in excess of $10,000 or are not terminable at least annually without penalty.

         (d) All material policies of insurance maintained by Seller or any of its Subsidiaries with respect to assets, properties, premises, operations, or personnel, and copies of the most recent insurance audit, review, or report, if any.

         (e) The charter of Seller Bank and the Articles of Incorporation of Seller and its other Subsidiaries, together with their respective Bylaws, including all amendments to date.

3.30     Charter Provisions

         Seller has taken all action so that the entering into of this Agreement and the consummation of the Corporate Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any person under the governing documents of Seller or any of its Subsidiaries or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Seller that may be directly or indirectly acquired or controlled by Buyer or any of its Subsidiaries.

3.31     Names; Predecessors

         Schedule 3.31 contains a list of all names currently or previously used by either Seller or Seller Bank or under which either of them has conducted business. Schedule 3.31 contains a list of all predecessor companies of Seller or Seller Bank.

3.32     Director Health Care Plan

         Schedule 3.32 sets forth an accurate description of the Director Health Care Plan and contains a list of all documents that contain the terms of such Director Health Care Plan or that are otherwise binding on Seller or Seller Bank with respect to such Director Health Care Plan. Also set forth on Schedule 3.32 is a list of all persons that are or may become entitled to receive any benefits pursuant to such Director Health Care Plan. As of Closing, neither Seller nor Seller Bank will have any liability of any nature with respect to such Director Health Care Plan.

3.33     Securities Documents

         Seller has timely filed with the SEC all Securities Documents required by the Securities Laws. Such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller has otherwise materially complied with all Securities Laws.

3.34     Preferred Securities Issued by Subsidiary

         All preferred securities issued by Gaylord Partners, Limited Partnership, were issued in material compliance with all applicable laws, rules, and regulations. Neither Seller; Gaylord Partners, Limited Partnership; or any other party is in default under the Limited Partnership Agreement for Gaylord Partners, Limited Partnership, nor any other document, agreement, or instrument related to the issuance by Gaylord Partners, Limited Partnership of its preferred securities or the issuance by Seller of the related subordinated debenture to Gaylord Partners, Limited Partnership. Except as set forth on
Schedule 3.34, Gaylord Partners, Limited Partnership has paid all interest, dividends, and/or other distributions payable with respect to its preferred securities.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

4.1      Organization, Standing, and Authority of Buyer

         Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Buyer.

4.2      Organization, Standing, and Authority of Buyer Bank

         Buyer Bank is a banking corporation, duly organized, validly existing, and in good standing under the laws of the State of Michigan, with full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. The deposit accounts of Buyer Bank are insured by the BIF to the maximum extent permitted by the FDIA, and Buyer Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder.

4.3      Authorized and Effective Agreement

         (a) Buyer has all requisite power and authority to enter into this Agreement and (subject to receipt of all Requisite Regulatory Approvals) to perform all of its obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been deemed advisable by the Board of Directors of Buyer and duly authorized and approved by all necessary corporate action in respect thereof on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming due authorization, execution, and delivery by Seller and Seller Bank, constitutes a legal, valid, and binding obligation of Buyer, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (b) Neither the execution and delivery of this Agreement nor completion of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Buyer or the equivalent documents of any of Buyer's Subsidiaries, (ii) violate, conflict with, or result in a breach of any term, condition, or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon any property or asset of Buyer or any of its Subsidiaries pursuant to any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all Requisite Regulatory Approvals and the requisite approval of the shareholders of Seller, violates any order, writ, injunction, decree, statute, rule, or regulation applicable to Buyer, or (iv) results in termination or any impairment of any permit, license, franchise, contractual right, or other authorization maintained or required to be maintained by Buyer or any of its Subsidiaries.

         (c) Except for (i) the Requisite Regulatory Approvals, (ii) the filing of the Certificate of Merger with the Michigan Bureau in connection with the Corporate Merger, and (iii) review of the Corporate Merger by the DOJ under federal antitrust laws, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Buyer in connection with (x) the execution and delivery by Buyer of this Agreement, or (y) the completion of the Corporate Merger.

         (d) As of the date of this Agreement, Buyer is not aware of any reason relating to Buyer (including CRA compliance) why all Requisite Regulatory Approvals shall not be procured.

         (e) No vote of the stockholders of Buyer is required by law, Buyer's Restated Articles of Incorporation, Buyer's bylaws, or otherwise to approve this Agreement and the Corporate Merger.

4.4      Regulatory Reports

         (a) Buyer has timely filed with the SEC and the NASD all Securities Documents required by the Securities Laws, and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer has otherwise materially complied with all Securities Laws.

         (b) Buyer has duly filed with the FRS and the Commissioner and any other applicable Regulatory Authority the reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of Buyer by the FRS and Commissioner, Buyer was not required to correct or change any action, procedure or proceeding which has not been corrected or changed as required.

4.5      Material Adverse Change

         Since December 31, 2003, except as disclosed in Securities Documents filed by Buyer and except for Buyer's agreement to acquire Midwest Guaranty Bancorp, Inc. pursuant and subject to an Agreement and Plan of Merger dated February 4, 2004, (i) Buyer and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby), and (ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Buyer.

4.6      Legal Proceedings

         There are no actions, suits, claims, governmental investigations, or proceedings instituted, pending, or, to the best knowledge of Buyer, threatened against Buyer or any of its Subsidiaries or against any asset, interest, or right of Buyer or any of its Subsidiaries, or against any officer, director, or employee of any of them that are reasonably likely to have a Material Adverse Effect on Buyer. Neither Buyer nor any of its Subsidiaries is a party to any order, judgment, or decree that is reasonably likely to have a Material Adverse Effect on Buyer.

4.7      Certain Information

         None of the information relating to Buyer and its Subsidiaries supplied or to be supplied by them for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of Seller and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

4.8      Financial Statements

         The Buyer Financial Statements (i) are true, complete, and correct in all material respects, (ii) have been prepared in conformity with GAAP, consistently applied during the periods involved, except as stated therein, and
(iii) fairly present the consolidated financial position and results of operations of Buyer and its Subsidiaries, on a consolidated basis, on the dates and for the periods indicated therein. The Buyer Financial Statements do not include any material assets or omit to state any material liability or other facts, the inclusion or omission of which renders the Buyer Financial Statements, in light of the circumstances under which they were made, misleading in any material respect. The audits of Buyer and its Subsidiaries have been conducted, in all material respects, in accordance with generally accepted auditing standards.

4.9      Community Reinvestment Act Compliance

         Neither Buyer nor Buyer Bank has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Buyer Bank has received a CRA rating of satisfactory or better from the FDIC. Buyer knows of no fact or circumstance or set of facts or circumstances that would cause Buyer Bank to fail to comply with such provisions or to cause the CRA rating of Buyer Bank to fall below satisfactory.

4.10     Financing

         Buyer has and as of the Effective Time will have sufficient cash and a sufficient number of authorized but unissued shares of Buyer Stock to make the payments of the Per Share Stock Consideration (and cash in lieu of fractional shares of Buyer Stock) for each outstanding share of Seller Stock.

4.11     Capital Structure

         The authorized capital stock of Buyer consists of 30,000,000 shares of Buyer Stock and 200,000 shares of preferred stock (no par value), which are the only classes of capital stock that Buyer is authorized to issue. As of December 31, 2003, 19,568,867 shares of Buyer Stock were issued and outstanding. Buyer has not issued any shares of preferred stock. There are no other shares of stock of Buyer outstanding. All issued and outstanding shares of Buyer Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Buyer Stock have been issued in violation of the preemptive rights of any person, firm, or entity. Except as disclosed in Securities Documents filed by Buyer, there are no Rights authorized, issued, or outstanding with respect to the capital stock of Buyer as of the date of this Agreement. Buyer has not established a record date for any stock dividend, stock split, recapitalization, reclassification, combination, or similar transaction that has not become effective prior to the date of this Agreement. The shares of Buyer to be issued pursuant to the Corporate Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

                                    ARTICLE V
                                    COVENANTS

5.1      Reasonable Best Efforts

         Subject to the terms and conditions of this Agreement, each of the Parties (i) shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit and otherwise enable completion of the Corporate Merger as promptly as reasonably practicable, and (ii) shall cooperate fully with each other to that end.

5.2      Registration Statement; Proxy Statement and Prospectus

         As soon as practicable after execution of this Agreement, Buyer shall file a Registration Statement with the SEC on an appropriate form under the Securities Act and shall use its reasonable efforts to cause the Registration Statement to become effective under the Securities Act, and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same and take any action required to be taken under applicable state securities laws in connection with the issuance of the shares of Buyer Stock upon consummation of the Corporate Merger. Such Registration Statement and any amendments and supplements thereto are referred to in this Agreement as the "Registration Statement." Seller and Seller Bank shall furnish all information concerning it and its shareholders as Buyer may reasonably request in connection with the preparation of the Registration Statement. In advance of filing the Registration Statement, Buyer shall provide Seller and its counsel with a copy of the Registration Statement and thereafter shall promptly advise Seller and its counsel of any material communication received by Buyer or its counsel from the SEC with respect to the Registration Statement.

5.3      Shareholder Meeting

         Seller shall take all action necessary to properly call and convene a meeting of its shareholders as soon as practicable after the date of this Agreement to consider and vote upon this Agreement and the transactions contemplated hereby (the "Shareholders Meeting"). The Board of Directors of Seller shall recommend that the shareholders of Seller approve this Agreement and the transactions contemplated hereby, provided, however, that nothing in this Agreement shall prevent the Board of Directors of Seller from withholding, withdrawing, amending, or modifying its recommendation if the Board of Directors reasonably believes, upon the written opinion of its legal counsel, that such action is required in order for the directors to comply with their fiduciary duties to the shareholders of Seller. Buyer shall cooperate with Seller in the preparation of the Proxy Statement relating to the meeting of shareholders of Seller. In advance of distributing its Proxy Statement to its shareholders, Seller shall provide Buyer and its counsel with a copy of the Proxy Statement and provide a reasonable opportunity for Buyer to comment thereon. Seller shall use its reasonable best efforts to have the Proxy Statement approved for mailing in definitive form as promptly as practicable and thereafter Seller shall promptly mail to its shareholders the Proxy Statement.

5.4      Regulatory Matters

         (a) The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file, within thirty (30) days after the date of this Agreement or as soon thereafter as is reasonably practicable, all necessary documentation to obtain all Requisite Regulatory Approvals and all permits, consents, approvals, and authorizations of any other third parties that are necessary or advisable to consummate the transactions contemplated by this Agreement. Buyer and Seller shall have the right to review in advance, and to the extent practicable each will consult with the other on (in each case subject to applicable laws relating to the exchange of information), all the information which appears in any filing made with or written materials submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. Notwithstanding the foregoing, Buyer shall be primarily responsible for and shall bear all expenses in connection with preparing and filing all applications for the Requisite Regulatory Approvals.

         (b) Buyer and Seller shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, and officers, the shareholders of Seller, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, or application made by or on behalf of Buyer, Buyer Bank, Seller, or Seller Bank to any Governmental Entity in connection with the transactions contemplated hereby.

         (c) Buyer and Seller shall promptly furnish each other with copies of written communications received by Buyer or Seller, as the case may be, or any of their respective Subsidiaries from, or delivered by, any of the foregoing to any Governmental Entity in respect of the transactions contemplated hereby.

5.5      Investigation and Confidentiality

         (a) Seller shall permit Buyer and its representatives reasonable access to the properties and personnel of Seller and its Subsidiaries and shall disclose and make available to Buyer and its representatives, upon Buyer's reasonable request, all books, papers, and records relating to the assets, stock ownership, properties, operations, obligations, and liabilities of Seller and its Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any Governmental Entity, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which Buyer may have a reasonable interest, provided that such access and any such reasonable request shall be reasonably related to the transactions contemplated hereby and, in the reasonable opinion of Seller, will not unduly interfere with normal operations or constitute a waiver of the attorney-client privilege. Seller and its Subsidiaries shall make their respective directors, officers, employees, agents, and authorized representatives (including counsel and independent public accountants) available to confer with Buyer and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and, in the reasonable opinion of Seller, will not unduly interfere with normal operations or constitute a waiver of the attorney-client privilege. Representatives of Buyer or Buyer Bank shall be given notice of and shall be entitled to attend meetings of the Boards of Directors of Seller and Seller Bank after the date of this Agreement, provided, that the Chairman of such meetings shall be entitled to exclude such representatives of Buyer or Buyer Bank from discussions at such meetings, if the Board of Directors determines, consistent with the exercise of its fiduciary duties, that it is in the best interests of Seller and its shareholders to exclude such representatives.

         (b) All information furnished in connection with the transactions contemplated by this Agreement or pursuant to this Agreement shall be treated as the sole property of the Party furnishing the information until completion of the Corporate Merger and, if the Corporate Merger shall not occur, the Party receiving the information shall either destroy or return to the Party that furnished such information all documents or other materials containing, reflecting, or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five (5) years from the date this Agreement is terminated but shall not apply to (i) any information which (x) the Party receiving the information can establish was already in its possession prior to the disclosure thereof by the Party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the Party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the Party that is the subject of any such legal requirement or order shall use its best efforts to give the furnishing Party at least ten business days prior notice thereof.

5.6      Press Releases

         Each of the Parties agrees that it will not issue any press release or make any public disclosure related to this Agreement or the Corporate Merger without obtaining the prior written consent of the other Parties, provided, however, that nothing contained herein shall prohibit any party, following notification to the other Parties, from making any disclosure that is required by law or regulation. The only person authorized to give the consent required by this Section 5.6 on behalf of Seller and Seller Bank is William A. Kirsten. The only person authorized to give the consent required by this Section 5.6 on behalf of Buyer is Charles C. Van Loan.

5.7      Business of the Parties

         (a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, Seller and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. During such period, Seller will use all reasonable efforts to (x) preserve its business organization and that of each of its Subsidiaries intact,
(y) keep available to itself and Buyer the present services of the employees of Seller and each of its Subsidiaries, and (z) preserve for itself and Buyer the goodwill of the customers of Seller and each of its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, and except as expressly contemplated in this Agreement, between the date of this Agreement and the Effective Time, Seller shall not, and shall cause each of its Subsidiaries not to:

                  (i) declare, set aside, make, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of Seller Stock;

                  (ii) issue any shares of its capital stock; issue, grant, modify, or authorize any Rights; purchase or redeem any shares of Seller Stock; or effect any recapitalization, reclassification, stock dividend, stock split, or like change in capitalization;

                  (iii) amend its Articles of Incorporation, Bylaws, or similar organizational documents; impose, or suffer the imposition, on any share of stock or other ownership interest held by Seller in a Subsidiary of any lien, charge, or encumbrance or permit any such lien, charge, or encumbrance to exist; or waive or release any material right or cancel or compromise any material debt or claim;

                  (iv) increase the rate of compensation of any of its directors, officers, or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers, or employees other than in the ordinary course of business and in accordance with past practice; or enter into or amend any employment or consulting agreement or extend the term of or renew any existing employment or consulting agreement;

                  (v) enter into or, except as may be required by law and for amendments contemplated by this Agreement, modify any Seller Employee Plan or other employee benefit, incentive, or welfare contract, plan, or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers, or employees;

                  (vi) without consultation with Buyer (which shall not be construed to require Buyer's consent), with respect to any customer relationship (which for purposes hereof shall include the customer and any person attributed to such customer when computing the limitation on loans to a single borrower under the terms of Buyer's loan policy as disclosed to Seller), originate, renew, refinance, or purchase any loan in excess of $150,000 with respect to loans secured by one-to-four-family properties, excluding loans purchased by Freddie Mac; or in excess of $250,000 with respect to commercial loans;

                  (vii) enter into (w) any transaction, agreement, arrangement, or commitment not made in the ordinary course of business,
         (x) any agreement, indenture, or other instrument relating to the borrowing of money by Seller or any of its Subsidiaries or guarantee by Seller or any of its Subsidiaries of any such obligation, except in the case of Seller Bank for deposits, FHLB advances, federal funds purchased, and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice, (y) any agreement, arrangement, or commitment relating to the employment of an employee or consultant, or amend any such existing agreement, arrangement, or commitment, provided that Seller and Seller Bank may employ an employee in the ordinary course of business if the employment of such employee is terminable by Seller or Seller Bank at will without liability, other than as required by law; or (z) any contract, agreement, or understanding with a labor union;

                  (viii) change its method of accounting in effect for the year ended December 31, 2002, except as required by changes in laws or regulations or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for such year, except as required by changes in laws or regulations;

                  (ix) make any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate, other than (a) in the ordinary course of business, (b) in connection with the transactions contemplated by this Agreement, (c) pursuant to binding commitments disclosed on Schedule 3.15 and are existing on the date of this Agreement, and (d) expenditures necessary to maintain existing assets in good repair; or enter into any new lease or lease renewal of real property or any new lease or lease renewal of personal property providing for annual payments exceeding $5,000;

                  (x) file any applications or make any contract with respect to branching or site location or relocation;

                  (xi) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three (3) years or less, or commercial paper, agreements to repurchase or federal funds, which in all cases shall have maturities of ninety (90) days or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person other than a wholly owned Subsidiary of Seller, or otherwise acquire direct or indirect control over any person, other than in connection with foreclosures or other repossessions in the ordinary course of business;

                  (xii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

                  (xiii) except as necessitated in the reasonable opinion of Seller due to changes in interest rates, and in accordance with safe and sound banking practices, change or modify in any material respect any of its lending or investment policies, except to the extent required by law or an applicable regulatory authority;

                  (xiv) except as necessitated in the reasonable opinion of Seller due to changes in interest rates, and in accordance with safe and sound banking practices, enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement, or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

                  (xv) take any action that would result in any of the representations and warranties of Seller or Seller Bank contained in this Agreement not to be true and correct at the Effective Time or that would cause any of the conditions precedent to effect closing of the transactions contemplated by this Agreement not to be satisfied;

                  (xvi) take any action that would materially impede or delay the completion of the Corporate Merger or the ability of any Party to perform its covenants and agreements under this Agreement;

                  (xvii) materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices or to reflect changes in market interest rates; or

                  (xviii)  agree to do any of the foregoing.

         (b) Seller shall promptly notify Buyer in writing of the occurrence of any matter or event known to and involving Seller or any of its Subsidiaries that would have, either individually or in the aggregate, a Material Adverse Effect on Seller.

         (c) Except with the prior written consent of Seller, or as required by applicable law or any rule, regulation, order, or directive of any Governmental Entity, or as expressly contemplated hereby, between the date of this Agreement and the Effective Time, Buyer shall not, and shall cause each of its Subsidiaries not to:

                  (i) take any action that would result in any of the representations and warranties of Buyer contained in this Agreement not to be true and correct at the Effective Time or that would cause any of the conditions precedent to effect closing of the transactions contemplated by this Agreement not to be satisfied;

                  (ii) take any action that would materially impede or delay the completion of the Corporate Merger or the ability of any Party to perform its covenants and agreements under this Agreement; or

                  (iii)    agree to do any of the foregoing.

5.8      Nonsolicitation

         Seller shall not solicit or encourage, or authorize any individual, corporation, or other entity to solicit or encourage, from any third party any inquires or proposals relating to or which may be reasonably expected to lead to an Acquisition Transaction. Seller shall not negotiate with or entertain any proposals from any other person for any such Acquisition Transaction, except upon the receipt of an unsolicited offer from a third party where the Board of Directors of Seller reasonably believes, upon the written opinion of its legal counsel, that its fiduciary duties require it to enter into discussions with such party. Neither Seller nor any of its affiliates or representatives shall furnish any non-public information that it is not legally obligated to furnish in connection with, or enter into any contract with respect to, any Acquisition Transaction, except to the extent the Board of Directors of Seller reasonably believes, upon the written opinion of its legal counsel, that such action is required in order for the directors to comply with their fiduciary duties to the shareholders of Seller. Seller will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties previously conducted with respect to any of the foregoing and agrees to enforce its rights under any confidentiality agreements to which it or any of its Subsidiaries is a party. Seller shall promptly notify Buyer of all of the relevant details relating to all inquiries and proposals that it may receive relating to any Acquisition Transaction or proposed Acquisition Transaction, shall keep Buyer informed of the status and details of any such inquiry or proposal, and shall give Buyer five (5) days' advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry or proposal.

5.9      Current Information

         (a) During the period from the date of this Agreement to the Effective Time, Seller and Buyer shall, upon the request of the other, cause one or more of their respective designated representatives to confer on a monthly or more frequent basis with the other's representatives regarding their respective consolidated financial condition, operations, business, and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably practicable, Seller will deliver to Buyer each Call Report or similar report filed by it with the FRS, OCC or the Commissioner concurrently with the filing of such Call Report. Within twenty (20) days after the end of each month, Seller will deliver to Buyer an unaudited consolidated balance sheet and an unaudited consolidated statement of income, without related notes, for such month prepared in accordance with GAAP. Promptly after they have been completed, Seller shall deliver to Buyer the audited consolidated statement of financial condition (including related notes and schedules, if any) of Seller as of December 31, 2003, and the consolidated statements of income, shareholders' equity, and cash flows (including related notes and schedules, if any) of Seller for the year ended December 31, 2003.

         (b) Each Party agrees to give prompt written notice to the other Parties upon becoming aware of any change or any condition, event, circumstance, fact, or occurrence, other than as provided in this Agreement, that may reasonably be expected to result in a Material Adverse Effect on such Party, or which would cause or constitute a material breach of any of such Party's representations, warranties, or covenants contained in this Agreement. Any Party giving such notice shall use its reasonable efforts to prevent or promptly to cure such change, condition, event, circumstance, fact, or occurrence, to the extent the same is within the Party's reasonable control.

5.10     Indemnification by Buyer; Insurance

         (a) Buyer agrees that, for a period of five (5) consecutive years beginning at the Effective Time, to indemnify and hold harmless the past and present directors, officers, and employees of Seller and its Subsidiaries (the "Indemnified Parties") for all acts or omissions occurring at or prior to the Effective Time to the same extent such persons are indemnified and held harmless under the respective Articles of Incorporation or Bylaws of Seller and its Subsidiaries in the form in effect at the date of this Agreement. Without limiting the foregoing, all limitations of liability existing in favor of the Indemnified Parties in the Articles of Incorporation or Bylaws of Seller or any of its Subsidiaries as of the date of this Agreement, to the extent permissible under applicable law as of the date of this Agreement, arising out of matters existing or occurring at or prior to the Effective Time, shall survive the Corporate Merger and shall continue in full force and effect.

         (b) Seller and Buyer shall cooperate to obtain "tail coverage" covering the acts and omissions of the officers and directors of Seller and Seller Bank occurring prior to the Effective Time under the existing directors' and officers' liability insurance policy maintained by Seller at the Effective Time, or through a rider to be added to Buyer's existing directors' and officers' liability insurance policy, at Buyer's expense, provided that any coverage obtained through Buyer's policy shall provide no less than the same coverages, amounts, and other terms as the Seller's existing coverage. In the event Seller purchases such tail coverage under its existing liability insurance policy prior to the Effective Time, the Minimum Equity shall be reduced by an amount equal to the cost thereof.

         (c) The provisions of (a) and (b) above shall have no effect on any act or omission that constitutes a breach of a warranty, representation, or covenant contained in this Agreement or any document related to this Agreement.

5.11     Agreement to Vote Shares

         As soon as practicable after the date of this Agreement, Seller shall use its best efforts to cause each of its directors to execute an agreement, substantially in the form of the attached Exhibit C, by which each of such directors shall covenant and agree to vote the shares of Seller Stock owned by them (including all shares of Seller Stock over which such directors exercise direct or indirect voting control) in favor of this Agreement at the Shareholders Meeting.

5.12     Transaction Expenses

         Except as otherwise set forth in this Agreement, each of the parties shall pay their own expenses associated with the transactions contemplated by this Agreement. If the Closing occurs, Buyer agrees to pay the fees (or reimburse Seller if Seller has already paid such fees) owing to Donnelly Penman & Partners for services rendered to Seller in connection with the transactions described in this Agreement, up to a maximum amount of $221,000.

5.13     Employees and Employee Benefit Plans

         (a) Employees of Seller or any of its Subsidiaries whose employment is terminated by Buyer or any of Buyer's Subsidiaries, without cause, within 30 days following the Effective Time shall be entitled to receive a lump sum cash severance payment equal to the following: (i) corporate officers shall be entitled to receive a severance payment equal to three (3) weeks' base salary (at rates existing as of the date of this Agreement) multiplied by the number of years of continuous service of such officer with Seller or any of Seller's Subsidiaries as of the Effective Time; and (ii) employees other than corporate officers shall be entitled to receive a severance payment equal to two (2) weeks' base salary (at rates existing as of the date of this Agreement) multiplied by the number of years of continuous service of such employee with Seller or any of Seller's Subsidiaries as of the Effective Time. For purposes of determining the number of years of service of an employee under this Section 5.13(a), an employee shall be credited for a year of service in the current year if the most recent anniversary of the employee's hire date is at least 180 days prior to the Effective Time. Notwithstanding the foregoing, no employee (whether or not a corporate officer) shall be entitled to a severance payment in excess of one-half of the base salary actually received by such employee during calendar year 2003. Buyer agrees that all employees of Seller or any of Seller's Subsidiaries whose employment is terminated as a result of the Corporate Merger shall be given the opportunity to apply for employment by Buyer, Buyer Bank, or any of their affiliates. Notwithstanding anything to the contrary, this subsection (a) shall not apply to William A. Kirsten, Susan A. Norris, Ernest E. Paulick, Katherine L. Taskey, Theresa F. Brown, or Katherine E. Morris.

         (b) Immediately prior to Closing, Seller shall terminate the employment of, and shall pay severance, health insurance and deferred compensation benefits to, each of the officers or employees listed on Schedule 5.13(b), in the amounts set forth on Schedule 5.13(b), upon receipt of an agreement, in a form satisfactory to Buyer's legal counsel, from each such officer or employee that contains an acknowledgment that such officer is not entitled to any further amounts, benefits, or consideration from Seller or Buyer or any of their respective Subsidiaries. Nothing in this Section 5.13(b) shall prohibit Buyer and any such officer or employee whom Buyer may elect to continue to employ after the Closing, from negotiating alternative arrangements, provided, however, that the Total Merger Consideration shall be increased by the amount of any severance that otherwise would have been payable to such officer or employee pursuant to this Section 5.13(b) if his or her employment had not been continued. The total amount paid by Seller to the officers and employees listed in this subsection (b) shall not exceed $600,000 and shall not be taken into account in determining the Closing Equity.

         (c) Employees of Seller will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the medical plan of Seller covering such employee immediately prior to the Effective Time or any waiting period relating to coverage under Buyer's medical plan, provided that, to the extent that the initial period of coverage for employees of Seller, under any plan of Buyer that is an "Employee Welfare Benefit Plan" as defined in
Section 3(1) of ERISA, is not a full 12-month period of coverage, employees of Seller shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such employees of Seller or under the corresponding welfare plan during the balance of such 12-month period of coverage. With respect all qualified employee benefit plans, the prior service of employees of Seller with Seller or any Subsidiary of Seller shall be taken into account for purposes of eligibility and vesting. With respect to employee benefits such as vacation, sick pay, personal days, and the like, the prior service of employees with Seller or any Subsidiary of Seller shall be applied for purposes of eligibility, vesting, and the level of benefit to which the employee is entitled.

5.14     Bank Consolidation

         Buyer, Seller, and Seller Bank shall take all necessary and appropriate actions to make it possible for the Bank Consolidation to be authorized, agreed to, and accomplished in the time frame set forth in Section 2.6.

5.15     Conforming Entries

         (a) Seller recognizes that Buyer may have adopted different loan, accrual, and reserve policies (including loan classifications and levels of reserves for possible loan losses). Subject to applicable laws, from and after the date of this Agreement to the Effective Time, Seller and Buyer shall consult and cooperate with each other with respect to conforming the loan, accrual, and reserve policies of Seller and its Subsidiaries to those policies of Buyer, as specified in each case in writing to Seller, based upon such consultation and subject to the conditions in subsection (c) of this Section.

         (b) Subject to applicable laws and regulations, Seller and Buyer shall consult and cooperate with each other with respect to determining, as specified in a written notice from Buyer to Seller, based upon such consultation and subject to the conditions in subsection (c) of this Section, the amount and the timing for recognizing for financial accounting purposes Seller's expenses of the Corporate Merger and the restructuring charges relating to or to be incurred in connection with the Corporate Merger.

         (c) Subject to applicable laws and regulations, Seller shall (i) establish and take such reserves and accruals immediately prior to the Effective Time as Buyer shall reasonably request to conform Seller's loan, accrual, and reserve policies to Buyer's policies, and (ii) establish and take such accruals, reserves, and charges in order to implement such policies and to recognize for financial accounting purposes: (A) such expenses of the Corporate Merger and (B) restructuring charges related to or to be incurred in connection with the Corporate Merger, in each case at such times as are reasonably requested by Buyer; provided, however, that on the date such reserves, accruals, and charges are to be taken, Buyer shall certify to Seller that all conditions to Buyer's obligation to consummate the Corporate Merger set forth in this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be conditions to Buyer's obligation to consummate the Corporate Merger) have been satisfied or waived; and provided, further, that Seller shall not be required to take any such action that is not consistent with GAAP and regulatory accounting principles.

         (d) No reserves, accruals, or charges taken in accordance with this Section may (i) be a basis to assert a violation of a breach of a representation, warranty, or covenant of Seller or Seller Bank contained in this Agreement, nor (ii) result in any decrease of the Closing Equity.

5.16     Integration of Data Processing

         At the request of Buyer, during the period from the date of this Agreement to the Effective Time, Seller and Seller Bank shall, and shall cause their directors, officers, and employees to, and shall make all reasonable efforts to cause their respective data processing service providers to, cooperate and assist Buyer in connection with preparation for an electronic and systematic conversion of all applicable data regarding Seller and its Subsidiaries to Buyer's system of electronic data processing; provided, however, that no such conversion shall occur until the Effective Time. In furtherance of the foregoing, Seller shall make reasonable arrangements during normal business hours to permit representatives of Buyer to train Seller and Seller Bank employees in Buyer's system of electronic data processing. Any amounts paid by Seller to its outside data processing service providers in providing assistance to Buyer under this Section shall not result in any decrease of the Closing Equity.

5.17     Disclosure Supplements

         From time to time prior to the Effective Time, each Party shall promptly supplement or amend any schedules to this Agreement with respect to any matter arising after the date of this Agreement which, if existing, occurring, or known as of the date of this Agreement, would have caused any representation or warranty made by such Party in this Agreement to not be true and accurate or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby. No such supplement or amendment to such materials shall be deemed to have modified the representations, warranties, and covenants of the Parties for the purpose of determining whether the conditions precedent of this Agreement have been satisfied.

5.18     Failure to Fulfill Conditions

         In the event that any of the Parties determines that a condition to its respective obligations to consummate the transactions contemplated may not be fulfilled on or prior to the termination of this Agreement, it will promptly notify each other Party. Each Party will promptly inform the other Parties of any facts applicable to it that would be likely to prevent or materially delay approval of the Corporate Merger by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of such transactions.

5.19     Environmental Reports

         Seller shall have furnished to Buyer before the date of this Agreement any environmental reports related to any property owned or being used by Seller. Buyer, in its sole discretion, may obtain, at its expense, a report of a phase one environmental investigation on real property owned or leased by Seller or any of its Subsidiaries (but excluding space in office or retail and similar establishments leased by Seller or any of its Subsidiaries for automatic teller machines or bank branch facilities or other office uses where the space leased comprises less than 20% of the total space leased to all tenants of such property). If required by the phase one investigation, in Buyer's reasonable opinion, Buyer may require, at its expense, a report of a phase two investigation on properties requiring such additional study. Buyer shall have five (5) business days from the receipt of any such phase two investigation report to notify Seller of any reasonable dissatisfaction with the contents of such report. Buyer shall provide Seller with copies of all phase one and phase two investigation reports promptly after Buyer's receipt of such reports. Buyer shall indemnify and hold harmless Seller from and against any and all damages, losses, claims, actions, or lawsuits arising from or related to any acts or omissions of Seller's environmental experts and their agents. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law or reasonably likely to be required by applicable law, or (ii) reasonably recommended or suggested by such report or reports or reasonably prudent in light of serious life, health, or safety concerns, in the aggregate, exceed the sum of $100,000 but be less than $500,000, as reasonably estimated by an environmental expert retained for such purpose by Buyer, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be $50,000 or less with any reasonable degree of certainty, then the Total Merger Consideration shall be reduced by an amount equal to the estimated cost of such remedial or corrective actions, provided, however, that in the event Seller, at its expense, retains its own environmental expert who disagrees with Buyer's expert regarding (x) whether any remedial actions are required, reasonably likely to be required, or reasonably prudent, or (y) the estimated cost of remedial actions, then such disagreement(s) shall be settled by a third environmental expert, selected, retained, and compensated jointly by Buyer and Seller, whose determination shall be final. If such remedial or other corrective actions and measures are or can reasonably be estimated by such environmental expert to be less than $100,000, then Buyer shall be obligated to consummate the Corporate Merger, subject to the satisfaction of all other conditions to Closing set forth herein, without a reduction in the Total Merger Consideration. If such remedial or other corrective actions and measures are or can reasonably be estimated by such environmental expert to be in excess of $500,000, then Buyer or Seller, upon providing not less than ten (10) business days' notice to the other Parties, shall have the right to terminate this Agreement.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1      Conditions Precedent - Buyer and Seller

         The respective obligations of Buyer and Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions, unless waived by both Buyer and Seller pursuant to Section 7.3:

         (a) All corporate action necessary to authorize the execution and delivery of this Agreement and completion of the Corporate Merger shall have been duly and validly taken by Buyer and Seller, including approval and adoption of this Agreement (including the Plan of Merger) by the requisite vote of the shareholders of Seller.

         (b) All Requisite Regulatory Approvals shall have been received, all notices to any Regulatory Authority or other Governmental Entity that are required to be given in connection with the Corporate Merger shall have been given, and all statutory or regulatory waiting periods in respect of any such approvals, consents, or notices shall have expired.

         (c) The Parties shall have received all approvals, consents, and waivers of each person (other than the Requisite Regulatory Approvals) whose approval, consent, or waiver is required for the completion of the Corporate Merger; provided, however, that no such approval, consent, or waiver shall be deemed to have been received if it shall include any nonstandard condition or requirement that, either individually or all such conditions and requirements in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to Buyer that had, such condition(s) or requirement(s) been known, Buyer, in its reasonable judgment, would not have entered into this Agreement.

         (d) None of the Parties shall be subject to any statute, rule, regulation, injunction, order, or decree enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits, restricts, or makes illegal the completion of the Corporate Merger.

         (e) No proceeding shall be pending or threatened before any Governmental Authority that seeks to prohibit, restrict, or make illegal the completion of the Corporate Merger.

         (f) The Registration Statement shall be effective under the Securities Act; no stop orders suspending the effectiveness of the Registration Statement shall have been issued; no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing; and all necessary approvals under the Securities Act, the Exchange Act, and all applicable state securities laws relating to the issuance or trading of the shares of Buyer Stock issuable pursuant to the Corporate Merger shall have been received.

6.2      Conditions Precedent - Seller

         The obligations of Seller to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions, unless waived by Seller pursuant to Section 7.3:

         (a)      The representations and warranties of Buyer set forth in
Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation or warranty that specifically relates to an earlier date.

         (b) Buyer shall have performed, in all material respects, all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement on or prior to the Effective Time.

         (c) Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by its President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

         (d) Buyer shall have furnished Seller with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 (as such conditions relate to Buyer) as Seller may reasonably request.

         (e) Seller shall have received the opinion of Varnum, Riddering, Schmidt & Howlett LLP, counsel to Buyer, dated the Closing Date, to the effect that, on the basis of the facts, representations, and assumptions set forth in the opinion, (i) Buyer is a corporation in good standing under the laws of the State of Michigan, (ii) this Agreement has been duly executed by Buyer and constitutes the binding obligation of Buyer, enforceable in accordance with its terms against Buyer, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), and by an implied covenant of good faith and fair dealing, and (iii) that the shares of Buyer Stock to be issued to the shareholders of Seller in the Corporate Merger have been duly authorized and validly issued and, at the Effective Time, such shares will be fully paid, nonassessable, and free of preemptive rights, and (iv) that the Corporate Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (v) that upon the filing of the Certificate of Merger, the Corporate Merger will become effective.

         (f) Buyer and Buyer Bank shall have provided to Seller any information necessary to make the representations and warranties set forth in
Article IV of this Agreement true and correct as of the Closing Date, and such information, in the aggregate, shall not reflect a Material Adverse Effect on Buyer.

         (g) Between the date of this Agreement and the Closing Date, there shall not have occurred any change or condition, event, circumstance, fact, or occurrence, other than as provided in this Agreement, which may reasonably be expected to have a Material Adverse Effect on Buyer.

         (h) Seller shall have received from Donnelly Penman & Partners, or such other investment banking firm retained by Seller, an opinion letter dated not more than five business days prior to the date of the Proxy Statement to the effect that the Per Share Stock Consideration to be received by the shareholders of Seller is fair from a financial point of view.

6.3      Conditions Precedent - Buyer

         The obligations of Buyer to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions, unless waived by Buyer pursuant to Section 7.3:

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

         (a) The representations and warranties of Seller and Seller Bank set forth in Article III shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation or warranty that specifically relates to an earlier date.

         (b) Seller and Seller Bank shall have performed, in all material respects, all obligations and complied with all covenants required to be performed and complied with by them pursuant to this Agreement on or prior to the Effective Time.

         (c) Seller and Seller Bank each shall have delivered to Buyer a certificate, dated the Closing Date and signed by their respective Presidents and Chief Executive Officers and by their respective Chief Financial Officers, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

         (d) Seller and Seller Bank each shall have furnished Buyer with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 (as such conditions relate to Seller and/or Seller Bank) as Buyer may reasonably request.

         (e) Seller and Seller Bank shall have provided Buyer with an accounting of all expenses incurred by each of them in connection with the transactions described in this Agreement through the Closing Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date.

         (f) Buyer shall have received the opinion of Bodman, Longley & Dahling LLP counsel to Seller, and Seller Bank, dated the Closing Date, to the effect that, on the basis of the facts, representations, and assumptions set forth in the opinion, (i) Seller is a corporation in good standing under the laws of the State of Michigan, (ii) Seller Bank is a national banking association in good standing under the laws of the United States of America,
(iii) this Agreement has been duly approved by the respective Boards of Directors of Seller and Seller Bank, (iv) this Agreement has been duly executed by Seller and Seller Bank and constitutes a binding obligation of each of them, enforceable in accordance with its terms against each of them, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), and by an implied covenant of good faith and fair dealing, and (v) that upon the filing of the Certificate of Merger, the Corporate Merger will become effective.

         (g) Seller and Seller Bank shall each have provided to Buyer any information necessary to make the representations and warranties set forth in
Article III of this Agreement true and correct as of the Closing Date, and such information, in the aggregate, shall not reflect a Material Adverse Effect on Seller.

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

         (h) Not later than the last business day of the month immediately preceding the Closing Date, the Seller shall have terminated the Director Health Care Plan and shall have obtained from each participant and/or beneficiary in the Director Health Care Plan a signed release and waiver in a form satisfactory to Buyer. Seller, Seller Bank and each Subsidiary shall not have any remaining obligation, liability or expense pursuant to the Director Health Care Plan.

         (i) The number of shares of Seller Stock outstanding at the Closing Date shall not exceed 532,896 shares.

         (j) Between the date of this Agreement and the Closing Date, there shall not have occurred any change or any condition, event, circumstance, fact, or occurrence, other than as provided in this Agreement, which may reasonably be expected to have a Material Adverse Effect on Seller.

         (k)      Buyer shall have received all of the agreements referenced in
Section 5.13(b).

                                   ARTICLE VII
                        TERMINATION, WAIVER AND AMENDMENT

7.1      Termination

         This Agreement may be terminated:

         (a) at any time on or prior to the Effective Time, by the mutual consent in writing of the Parties;

         (b) at any time on or prior to the Effective Time, by Buyer in writing if Seller has, or by Seller in writing if Buyer has, breached any covenant or undertaking contained herein or any representation or warranty contained herein, unless such breach has been cured within 30 days after written notice by the non-breaching party to the breaching party of such breach;

         (c) at any time, by either Buyer or Seller in writing, (i) if any application for a Requisite Regulatory Approval is denied or withdrawn at the request or recommendation of the Governmental Entity that is required to grant such Requisite Regulatory Approval, unless within the 25-day period following any such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no Party shall have the right to terminate this Agreement pursuant to this subsection if such denial or request or recommendation for withdrawal shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the completion of the Corporate Merger;

         (d) at any time, by either Buyer or Seller in writing, if the shareholders of Seller do not approve this Agreement after a vote taken thereon at a meeting duly called for such purpose (or at any adjournment thereof), unless the failure of such occurrence shall be due to the failure of the Party

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

seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such Party at or prior to the time of such meeting;

         (e) by either Buyer or Seller in writing if the Effective Time has not occurred by the close of business on September 30, 2004, provided that this right to terminate shall not be available to any Party whose failure to perform such Party's obligations under this Agreement has been the cause of, or resulted in, the failure of the Corporate Merger to be consummated by such date; and

         (f) by Buyer or Seller to the extent provided by Section 5.19, by giving timely written notice thereof to the other Parties.

7.2      Effect of Termination

         (a) Except as set forth below, if this Agreement is terminated pursuant to Section 7.1, each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel, provided that, notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Seller shall be released from any liabilities or damages arising out of its breach of any provision of this Agreement.

         (b) Seller and Seller Bank hereby agree that, if this Agreement is terminated as a result of a breach by Seller or Seller Bank, except pursuant to
Section 7.2(c) below, then Seller or Seller Bank shall promptly (and in any event within ten (10) business days after such termination) pay all reasonable expenses of Buyer in an amount not to exceed $200,000. Buyer hereby agrees that if this Agreement is terminated as a result of a breach by Buyer, then Buyer shall promptly (and in any event within ten (10) business days after such termination) pay all reasonable expenses of Seller and Seller Bank in an amount not to exceed $200,000, $48,750 of which may be payable directly to Donnelly Penman & Partners on behalf of Seller under the terms of the investment banking services agreement between Donnelly Penman & Partners and Seller dated September 8, 2003, provided that such amount has not previously been paid by Seller. For purposes of this Section 7.2(b) and Section 7.2(c), the "expenses" of a Party shall include all reasonable out-of-pocket expenses of that Party (including all fees and expenses of counsel, accountants, financial advisors, experts, and consultants to that Party) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement. For purposes of this Section 7.2(b) and Section 7.2(c), in the event any payment required by Seller is prohibited by the written directive of a Regulatory Authority issued after the date of this Agreement, then such payment shall not be due until the earlier of (i) the lifting or removal of such prohibition, or
(ii) the consummation of an Acquisition Transaction.

         (c) If this Agreement is terminated by Buyer or Seller in accordance with Section 7.1(d) and the failure of Seller's shareholders to approve this Agreement is due in whole or in part to the existence of any proposal or inquiry for an Acquisition Transaction, then Seller shall, upon demand, pay to Buyer in immediately available funds the amount of $250,000 plus all expenses incurred by Buyer in connection with the transactions contemplated by this Agreement. If the proposal or inquiry for an Acquisition Transaction was directly or indirectly solicited by any officer, director, shareholder, agent, or other representative of Seller or any of Seller's Subsidiaries, or Seller otherwise breached any covenant set forth in Section 5.8, then the $250,000 amount in the preceding sentence shall be increased to $500,000.

         (d)      In the event that this Agreement is terminated pursuant to
Section 7.1, this Agreement shall become void and have no effect, except that
(i) the provisions relating to confidentiality set forth in Section 5.5(b) and this Section shall survive any such termination, and (ii) a termination pursuant to Section 7.1(b), (c), (d), or (e) shall not relieve the breaching Party from any liability or damages arising out of its breach of any provision of this Agreement giving rise to such termination.

7.3      Waiver

         Each Party, by written instrument signed by an executive officer of such Party, may at any time (whether before or after approval of this Agreement by the shareholders of Seller) extend the time for the performance of any of the obligations or other acts of the other Party and may waive (i) any inaccuracies of the other Party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings, or agreements of the other Party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein, or (iv) the performance by the other Party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.4 hereof executed after shareholders of Seller have approved this Agreement, shall not modify either the amount or form of the Per Share Stock Consideration or otherwise materially adversely affect holders of either Seller Stock or Seller Options without the approval of such holders who would be so affected.

7.4      Amendment or Supplement

         This Agreement may be amended or supplemented at any time by mutual agreement of the Parties, provided that any such amendment or supplement must be in writing and authorized by or under the direction of the Board of Directors of each of the Parties.

                                  ARTICLE VIII
                                  MISCELLANEOUS

8.1      Non Survivability of Representations and Warranties

         The representations and warranties of the Parties contained in Article III and Article IV shall not survive the Effective Time.

8.2      Entire Agreement

         This Agreement contains the entire agreement among the Parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and therein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the Parties and their respective successors, any rights, remedies, obligations, or liabilities.

8.3      No Assignment

         None of the Parties may assign any of its rights or obligations under this Agreement to any other person.

8.4      Notices

         All notices or other communications that are required or permitted pursuant to this Agreement shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

       If to Buyer:                     Independent Bank Corporation
                                        230 West Main Street
                                        PO Box 491
                                        Ionia, MI 48846
                                        Attn: President and CEO
                                        616-527-2400 - Phone
                                        616-527-5833 - Facsimile

       With a required copy to:         Varnum, Riddering, Schmidt & Howlett LLP
                                        333 Bridge Street, NW
                                        PO Box 352
                                        Grand Rapids, MI 49504
                                        Attn: Michael G. Wooldridge
                                        616-336-6903 - Phone
                                        616-336-7000 - Facsimile

       If to Seller:                    North Bancorp, Inc.
                                        501 West Main Street
                                        Gaylord, Michigan 49735
                                        Attn. President
                                        989-732-3502 - Phone
                                        989-731-4372 - Facsimile

       With a required copy to:         Bodman, Longley & Dahling LLP
                                        229 Court Street
                                        P.O. Box 405
                                        Cheboygan, MI 49721
                                        Attn:  David W. Barton

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

                                        231-627-4351 - Phone
                                        231-627-2802 - Facsimile

8.5      Alternative Structure

         Notwithstanding any provision of this Agreement to the contrary, Buyer may: (i) with the written consent of Seller, which shall not be unreasonably withheld, at any time modify the structure of the acquisition of Seller set forth in this Agreement, provided that (A) the Total Merger Consideration is not thereby changed in kind or reduced in amount as a result of such modification, and (B) such modification will not materially delay the Closing or jeopardize or delay the receipt of any Requisite Regulatory Approvals or any other condition to the obligations of Buyer set forth in Sections 6.1 and 6.3.

8.6      Interpretation

         The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.7      Counterparts

         This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.8      Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to agreements made and entirely to be performed within such jurisdiction.

8.9      Severability

         Any term, provision, covenant, or restriction contained in this Agreement held to be invalid, void, or unenforceable shall be ineffective to the extent of such invalidity, voidness, or unenforceability, but neither the remaining terms, provisions, covenants, nor restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant, or restriction contained in this Agreement that is found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

         IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers as of March 4, 2004.

                                     NORTH BANCORP, INC.

                                     /s/ William A. Kirsten
                                     ----------------------------------------
                                     By: William A. Kirsten
                                     Its: President & CEO

                                     FIRST NATIONAL BANK OF GAYLORD

                                     /s/ William A. Kirsten
                                     ----------------------------------------
                                     By: William A. Kirsten
                                     Its: President & CEO

                                     INDEPENDENT BANK CORPORATION

                                     /s/ Robert N. Shuster
                                     ----------------------------------------
                                     By: Robert N. Shuster
                                     Its: Executive Vice President & CFO

                                       47